Exhibit 10.70

AGREEMENT
GENERAL TERMS AND CONDITIONS

THIS AGREEMENT is made by and between Xfone.USA, Inc. (“Xfone.USA”), a Mississippi corporation, and EBI Comm, Inc. (“EBI”), a Mississippi corporation, and shall be effective on the Effective Date, as defined herein. This Agreement may refer to either Xfone.USA or EBI or both as a “Party” or “Parties.” This Agreement reflects the terms and conditions to acquire certain assets owned by EBI, (the “Transaction”).

1.	Transaction Terms.

(a)
Transaction Structure. Xfone.USA will purchase the customer base, including Dial-Up, Dedicated, Wholesale, DSL and Hosted Domain customers, and certain equipment items of EBI through the transfer of EBI’s assets, as described herein.

(b)
Assets to be Acquired. Xfone.USA will purchase certain assets, tangible and intangible, owned by EBI that are used in, or necessary for the conduct of its business, including, without limitation: (i) EBI’s trade name(s), trademarks and all related intellectual property; (ii) EBI’s fixed assets, including assets in the following locations: New Orleans - one (1) Cisco 24-Port Ethernet Switch, one (1) OmniView 8-Port KVM Switch, one (1) Barracuda Spam Firewall 300, one (1) Dell Server, two (2) Custom Servers, one (1) Livingston Portmaster 2E, one (1) Dymeta TrimMail 420 Spam Filter; Columbus, MS - three (3) Custom Workstations, three (3) Custom Servers, one (1) Cisco Router, two (2) 3Com SW 3300 Ethernet Switches, 3 APC UPS Back ups; (iii) entire customer base, including all hosted domains and all related peripheral equipment, including cables and wires; (iv) any and all customer lists; and (iv) EBI’s current assets, including but not limited to, accounts receivable.

(c)	Liabilities to be Assumed. Xfone.USA will not assume any of EBI’s liabilities whatsoever, including but not limited to accounts payable, payroll liabilities and any other payables and accruals.

Xfone.USA shall not be responsible for any liabilities of EBI whatsoever and the assets purchased shall be transferred to Xfone.USA free and clear of all liens or encumbrances of any kind or nature.

(d)
Consideration. The aggregate consideration for the assets to be purchased will be paid in cash, cash equivalents or immediately available funds and will consist of: (i) a payout of fifty-percent (50%) of the monthly collected revenue from the customer base during the initial twelve (12) month period, which shall commence on the Effective Date of this agreement; (ii) any payment due to EBI will first be credited to I-55 Internet Services, Inc. or I-55 Telecommunications against any outstanding and unpaid amounts owed for services previously provided to EBI from the I-55 companies. * THE AGREED TO BE DEDUCTED FROM THE 1ST MONTH COLLECTIONS IS $7,728.00.

(e)
Transition Assistance. Simultaneously with the execution of this Agreement as defined herein. EBI will use its reasonable best efforts to assist Xfone.USA to make a swift and complete transition. Beginning on the Effective Date of this Agreement, EBI will immediately remit, to Xfone.USA, any funds received from its customers, along with the pertinent billing information for each customer so Xfone.USA can apply the proper credits to each customer’s account.

(f)	Conditions for Closing. The closing of the Transaction is subject to the acceptance and execution of this Agreement by the Owner/Manager or duly authorized executive officer of EBI.

(g)
 Cooperation of the Parties. Xfone.USA and EBI will cooperate with each other to the fullest extent in the execution of the Agreement. Xfone.USA and EBI will use their best efforts to take all steps necessary to consummate the Transaction as soon as practicable but, in any event, prior to December 31, 2005.

Additionally, EBI will continue to assist Xfone.USA in the transition of EBI customers to Xfone.USA after the close of the Transaction and throughout the initial twelve (12) month period to assist in collection of payments and with customer issues to insure the retention of the customer base purchased during that time.

(h)
Indemnification. EBI hereby indemnifies and agrees to hold Xfone.USA harmless from, against and in respect of (and shall on demand reimburse) Xfone.USA for (i) any and all debts, all liabilities or obligations of EBI, direct or indirect, fixed, contingent or otherwise, which exists at or as of the Effective Date or which arises after the Effective Date but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other conditions which occurred or existed on or before the Effective Date and (ii) any loss, liability or damage suffered or incurred by Xfone.USA by reason of any untrue representation or non-fulfillment of any covenant by EBI contained in this Agreement or in any document executed or delivered in connection with this Agreement. EBI shall reimburse Xfone.USA for any indemnity claim within ten (10) days of demand and if the claim is not satisfied within said period, then Xfone.USA shall be entitled to set off the amount of such indemnity claim against any amounts due to EBI under this Agreement or any other agreement.

(i)
Confidentiality. The confidentiality shall not apply to any information which is (i) publicly available, (ii) known to Xfone.USA, as shown by credible evidence, prior to the date hereof, (iii) independently developed by Xfone.USA after the date hereof, as shown by credible evidence, or (iv) acquired by Xfone.USA from a third party who has no obligation to keep such information confidential. In the event the Transaction is not consummated for any reason whatsoever, Xfone.USA shall promptly return all information to EBI and shall not make use of any proprietary information and/or trade secrets of EBI.

(j)
Conduct in Ordinary Course. In addition to the conditions discussed in this Agreement, consummation of the Transaction is subject to EBI conducting its business in the ordinary course during the period between the date hereof and the date of final transition and there having been no material adverse change in EBI’s business, financial condition or prospects.

2. Expenses. EBI, on one hand and Xfone.USA, on the other hand, shall bear their respective expenses, costs and fees (including attorneys and accountants) in connection with the Transaction contemplated herby.

3. Public Announcements. Neither EBI nor Xfone.USA will make any announcement of the Transaction contemplated by this Agreement prior to the execution of this Agreement without the prior written approval of the other, which approval will not be unreasonably withheld or delayed. By executing this Agreement, EBI hereby authorizes Xfone.USA to publicize the signing of this Agreement. The foregoing shall not restrict in any respect EBI or Xfone.USA ability to communicate information concerning this Agreement and the transactions contemplated hereby to their respective affiliates’, officers, directors, employees and professional advisers, and, to the extent relevant, to third parties whose consent is required in connection with the transaction contemplated by this Agreement.

4. Effective Date. The Effective Date of this Agreement will be the date that of the last signature affixed to this Agreement.

5. Miscellaneous. This Agreement shall be governed by the substantive laws of the State of Mississippi without regard to conflict of law principles. This Agreement constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This Agreement may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year written below.

Xfone.USA, Inc.	EBI

By: /s/ Wade Spooner	By: /s/ Gene Imes
Name: Wade Spooner	Name: Gene Imes
Title: CEO/President	Title: Owner
Date: 1/1/06	Date: 27 Dec 05